Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-188985); (333-201252); (No. 333-214150); and (No. 333-264382) of our report dated May 27, 2025, with respect to the consolidated financial statements of Xcel Brands, Inc. and Subsidiaries included in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Marcum LLP

New York, New York

April 14, 2026